EX-28.d.1.a

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

GPS FUNDS II

This amendment (the “Amendment”) is effective as of January___, 2016, by and between GPS Funds II, a Delaware statutory trust (the “Trust”), and AssetMark, Inc. (formerly Genworth Financial Wealth Management, Inc.), a California corporation (the “Advisor”).

WHEREAS the parties entered into an Investment Advisory Agreement (the “Agreement”) dated August 30, 2013; and

WHEREAS the parties now wish to amend the Agreement, in accordance with Section 13 thereof, by changing Schedule A thereof;

NOW THEREFORE, the parties agree as follows:

1.             Schedule A to the Agreement is hereby deleted and replaced with the following:

Schedule A
to the
Investment Advisory Agreement
between
GPS Funds II and AssetMark, Inc.

Pursuant to Section 5 of the Investment Advisory Agreement, the Trust shall cause each Fund to pay the Advisor compensation at an annual rate as follows:

Fund:	Compensation (as a percentage of daily net assets):	Effective Date	Initial Renewal Deadline
GuidePath® Growth Allocation Fund	0.250%	August 30, 2013	August 29, 2015
GuidePath® Conservative Allocation Fund	0.250%	August 30, 2013	August 29, 2015
GuidePath® Tactical Allocation Fund	0.350%	August 30, 2013	August 29, 2015
GuidePath® Absolute Return Allocation Fund	0.350%	August 30, 2013	August 29, 2015
GuideMark® Opportunistic Fixed Income Fund	0.700%	August 30, 2013	August 29, 2015
GuidePath® Multi-Asset Income Allocation Fund	0.350%	August 30, 2013	August 29, 2015
GuidePath® Flexible Income Allocation Fund	0.250%	August 30, 2013	August 29, 2015
GuidePath® Managed Futures Strategy Fund	1.050%	January 19, 2016	January 19, 2018

Except to the extent modified by this Amendment, the remaining provisions of the Agreement shall remain in full force and effect.  In the event of a conflict between the provisions of the Agreement and those of this Amendment, the Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

AssetMark, Inc.                                                                           GPS  Funds II

By:                                           By:

Title:                                                                                        Title: